Exhibit 10.21

May 16, 2018
Noah Brodsky
8760 Southern Breeze Drive
Orlando, FL 32836

Dear Mr. Brodsky:

We are pleased to confirm the terms and conditions of your employment with Wyndham Destinations, Inc. (the “Company”) as Chief Brand Officer, effective as of June 1, 2018 (the “Effective Date”). This position reports to the Chief Executive Officer of the Company.

Your base salary, paid on a bi-weekly basis, will be $15,384.62, which equates to an annualized base salary of $400,000, subject to annual review by the Company’s Board of Directors’ Compensation Committee (the ‘Committee’) in its sole discretion.

You will be eligible to participate in the Company’s annual incentive compensation plan as in effect from time to time (the “AIP”), with a target annual incentive compensation award opportunity equal to 75% of your eligible base salary, and with your actual annual incentive compensation award (if any) determined based upon the attainment of one or more performance goals established by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). However, for the period of January 1, 2018 through the date immediately before the Effective Date (the “Pre-Spin Period”), your annual incentive compensation award will be determined pursuant to the guidelines provided under the Wyndham Worldwide Corporation 2018 AIP and based on your Pre-Spin annual incentive compensation target, as determined by the Compensation Committee of the Board of Directors of Wyndham Worldwide Corporation. For the balance of 2018, your annual incentive compensation award will be subject to the terms of the AIP and based upon your eligible base salary during that period and your new incentive compensation target opportunity. Your annual incentive compensation award, including any annual incentive compensation award for the Pre-Spin Period, (if any) will be paid to you at such time as shall be determined by the Compensation Committee, but in no event later than the last day of the calendar year immediately following the calendar year in which such annual incentive compensation award is earned.
You will be eligible for executive perquisites, which currently include Company-provided automobile and financial planning assistance; however, our program is subject to change from time to time. In accordance with our reimbursement policy, as the same may be amended from time to time, the Company will reimburse all taxable business expenses to you on or before the last day of your taxable year following the taxable year in which the expenses are incurred.
Per the Company’s standard policy, this letter agreement (this “Agreement”) is not intended, nor should it be considered, to be an employment contract for a definite or indefinite period of time. As you know, employment with the Company is at will, and either you or the Company may terminate your employment at any time, with or without Cause and with or without prior notice. For purposes of this Agreement, “Cause” means any of the following: (a) your willful failure to substantially perform your duties as an employee of the Company or any subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), (b) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct by you against the Company or any subsidiary, (c) your conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal), (d) your gross negligence in the performance of your duties, or (e) your purposefully or negligently making (or having been found to have made) a false certification to the Company pertaining to its financial statements. Unless the Company reasonably determines in its sole discretion that your conduct is not subject to cure, then the Company will provide notice to you of its intention to terminate your employment for Cause hereunder, along with a description of your conduct which the Company believes gives rise to Cause, and provide you with a period of fifteen (15) days in which to cure such conduct and/or challenge the Company’s determination that Cause exists hereunder; provided, however, that (i) the determination of whether such conduct has been cured and/or gives rise to Cause shall be made by the Company in its sole discretion; and (ii) the Company shall be entitled to immediately and unilaterally restrict or suspend your duties during such fifteen (15)-day period pending such determination.
In the event your employment with the Company is terminated by the Company other than for Cause (not, for the avoidance of doubt, due to your death or your Disability (as such term is defined in the Company’s long-term disability plan)) (a “Qualifying Termination”), subject to the terms and conditions set forth in this Agreement, you will receive severance pay equal to 200% multiplied by the sum of: (a) your then current base salary; plus (b) an amount equal to the highest annual incentive compensation award paid to you with respect to the three (3) fiscal years of the Company immediately preceding the fiscal year in which your termination of employment occurs, but in no event shall the amount (b) exceed your then target compensation incentive award.

In the event you become entitled to severance pay under the circumstances described in this Agreement during the three (3) years following the Effective Date, the amount (b) above shall be no less than your then salary target annual incentive compensation award.
The severance pay will be paid to you in the form of a cash lump sum payment, less all applicable withholdings and deductions, in the first payroll period following the date on which the separation agreement referenced in the following paragraph becomes effective and non-revocable; provided that, to the extent your severance payment is subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder (collectively, “Code Section 409A”), your termination of employment must constitute a “separation from service” under Code Section 409A; provided, further, that in the event the period during which you are entitled to consider (and revoke, if applicable) such separation agreement spans two calendar years, then any payment that otherwise would have been payable during the first calendar year will in no case be made until the later of (a) the end of the revocation period (assuming that you do not revoke) and (b) the first business day of the second calendar year (regardless of whether you used the full time period allowed for consideration), as and to the extent required for purposes of Code Section 409A; and provided, further, that the Company shall have the right to offset against such severance pay any then-existing documented and bona fide monetary debts you owe to the Company or any of its subsidiaries, to the extent permissible under Code Section 409A.
The above provision of severance pay is subject to, and contingent upon, your execution and non-revocation of a separation agreement, in such form as is determined by the Company, within sixty (60) days of your termination date. Such separation agreement will require you to release all of your actual and purported claims against the Company and its affiliates (including, without limitation, the Company’s affiliated individuals and entities) and will be in substantially the form attached hereto as Exhibit A.
You will be eligible to continue to participate in the Company health plans in which the Executive participates (medical, dental and vision) through the end of the month in which the Executive’s termination becomes effective. Following such time, the Executive may elect to continue health plan coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and if the Executive elects such coverage, the Company will reimburse the Executive for the costs associated with such continuing health coverage under COBRA until the earlier of (x) eighteen (18) months from the coverage commencement date and (y) the date on which the Executive becomes eligible for health and medical benefits from a subsequent employer.
You agree that you will, with reasonable notice during or after your employment with the Company, furnish such information as may be in your possession and fully cooperate with the Company and its affiliates as may be requested in connection with any claims or legal action in which the Company or any of its affiliates is or may become a party. During your employment, you will comply in all respects with the Company’s Business Principles, policies and standards. After your employment with the Company, you will cooperate as reasonably requested with the Company and its affiliates in connection with any claims or legal actions in which the Company or any of its affiliates is or may become a party. The Company agrees to reimburse you for any reasonable out-of-pocket expenses incurred by you by reason of such cooperation, including any loss of salary due, to the extent permitted by law, and the Company will make reasonable efforts to minimize interruption of your life in connection with your cooperation in such matters as provided for in this paragraph.
You recognize and acknowledge that all information pertaining to this Agreement or to the affairs; business; results of operations; accounting methods, practices and procedures; members; acquisition candidates; financial condition; clients; customers or other relationships of the Company or any of its affiliates (“Information”) is confidential and is a unique and valuable asset of the Company or any of its affiliates. Access to and knowledge of certain of the Information is essential to the performance of your duties under this Agreement. You will not, during your employment with the Company or thereafter, except to the extent reasonably necessary in performance of your duties under this Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law. You will not make use of the Information for your own purposes or for the benefit of any person or organization other than the Company or any of its affiliates. You will also use your best efforts to prevent the disclosure of this Information by others. All records, memoranda, etc. relating to the business of the Company or its affiliates, whether made by you or otherwise coming into your possession, are confidential and will remain the property of the Company or its affiliates.
Upon a Qualifying Termination, you will be eligible to vest in and be paid a pro-rata portion of any performance-based long-term incentive award (excluding stock options and stock appreciation rights) that you may hold at the time of such Qualifying Termination, with such pro-ration based upon the portion of the full performance period during which you were employed by the Company plus twelve (12) months (or, if less, assuming your continued employment for the entire performance period remaining after your Qualifying Termination); provided that the performance goals applicable to the performance-based long-term incentive award are achieved. Payment of any such vested performance-based long-term incentive award will occur at the same time that such performance-based long-term incentive awards are paid to actively-employed employees generally. In addition, all long-term incentive awards that are not subject to performance-based vesting and that would have otherwise vested within the twelve (12)-month period following your Qualifying Termination will become vested upon your Qualifying Termination, and any such long-term incentive awards which are stock options or stock appreciation rights will remain outstanding for a period of two (2) years (but not beyond the original expiration date) following your Qualifying Termination. This paragraph shall not supersede or replace any provision or right relating to the acceleration of the vesting of any long-term incentive award (whether or not performance-based) in the event of a change in control of the Company or your death or disability, whether pursuant to an applicable stock plan document or award agreement.
Although the Company does not guarantee to you any particular tax treatment relating to any payments made or benefits provided to you in connection with your employment with the Company, it is intended that such payments and benefits be exempt from, or comply with, Code Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.
You hereby acknowledge and agree to the dispute resolution provisions set forth in Appendix A attached hereto.
This Agreement has been executed and delivered in the State of New Jersey and its validity, interpretation, performance and enforcement will be governed by the internal laws of that state.
We are excited to have you contribute to the success of our newly-formed company and look forward to having you as a member of our team.
Sincerely,

By:	Wyndham Destinations, Inc.
/s/ Michael Brown
Name:    Michael Brown
Title:    Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED:
/s/ Noah Brodsky
Name:      Noah Brodsky
Date: May 24, 2018

APPENDIX A

1.
You and the Company mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies, or claims related in any way to your employment and/or relationship with the Company, including, without limitation, any dispute, controversy or claim of alleged discrimination, harassment, or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, or disability); any dispute, controversy, or claim arising out of or relating to any agreements between you and the Company, including this Agreement; and any dispute as to the ability to arbitrate a matter under this Agreement (collectively, “Claims”); provided, however, that nothing in this Agreement shall require arbitration of any Claims which, by law, cannot be the subject of a compulsory arbitration agreement, and nothing in this Agreement shall be interpreted to mean that you are precluded from filing complaints with the Equal Employment Opportunity Commission or the National Labor Relations Board.

2.
Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute within the same statute of limitations period applicable to such Claims. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in New York, New York, in the Borough of Manhattan, to JAMS, before a single arbitrator appointed in accordance with the Employment Arbitration Rules and Procedures of JAMS (“JAMS Rules”) then in effect, modified only as herein expressly provided. The arbitrator shall be selected in accordance with the JAMS Rules; provided that the arbitrator shall be an attorney (i) with at least ten (10) years of significant experience in employment matters and/or (ii) a former federal or state court judge. After the aforesaid twenty (20) days, either party, upon ten (10) days’ notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The arbitrator will be empowered to award either party any remedy, at law or in equity, that the party would otherwise have been entitled to, had the matter been litigated in court; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced, or appealed in any court having jurisdiction thereof. Any arbitration proceedings, decision, or award rendered hereunder, and the validity, effect, and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

3.
Each party to any dispute shall pay its own expenses, including attorneys' fees; provided, however, that the Company shall pay all reasonable costs, fees, and expenses that you would not otherwise have been subject to paying if the Claim had been resolved in a court of competent jurisdiction.

4.
The parties agree that this Appendix A has been included to rapidly, inexpensively and confidentially resolve any disputes between them, and that this Appendix A will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, except as otherwise provided in Paragraph 1 herein, other than (i) any action seeking a restraining order or other injunctive or equitable relief or order in aid of arbitration or to compel arbitration from a court of competent jurisdiction, (ii) any action seeking interim injunctive or equitable relief from the arbitrator pursuant to the JAMS Rules or (iii) post-arbitration actions seeking to enforce an arbitration award from a court of competent jurisdiction. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

5.
The parties will keep confidential, and will not disclose to any person, except to counsel for either of the parties and/or as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof. Accordingly, you and the Company agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose, or permit the disclosure of any information, evidence, or documents produced by any other party in the arbitration proceedings or about the existence, contents, or results of the proceedings, except as necessary and appropriate for the preparation and conduct of the arbitration proceedings, or as may be required by any legal process, or as required in an action in aid of arbitration, or for enforcement of or appeal from an arbitral award. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests (e.g., by application for a protective order and/or to file under seal).

EXHIBIT A
RELEASE